                                                                    Exhibit 23.4


                              [Letterhead of KPMG]


The Board of Directors
1005549 Ontario Limited



We consent to the inclusion of our report dated May 10, 1999, with respect to the consolidated balance sheets of 1005549 Ontario Limited as of December 6, 1998 and December 7, 1997, and the consolidated statements of earnings, stockholders' equity and cash flows for the years then ended, which report appears in Form SB-2 of International Menu Solutions Corporation dated August 31, 2000.





/s/ KPMG LLP


Waterloo, Canada
August 31, 2000